Exhibit 99.1

VOLZ TO CONTINUE AS WVT CFO

(Warwick, NY, June 7, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the Company entered into an employment agreement on June 4, 2007 with Kenneth H. Volz, age 57, who will continue in the capacity of Vice President, CFO and Treasurer of the Company. Mr. Volz, was originally hired on January 25, 2007 on an interim basis.

Mr. Volz has been a principal of the Telecom Expert Group since 2002. From 2000 to 2001, Mr. Volz was a consultant to SBC Communications. Prior to 2000, Mr. Volz was employed at Ameritech in a number of positions, most notably as Vice President of Marketing and Business Development at Ameritech Information Industry Services, Vice President of Business Development at Ameritech Development, and Vice President of Strategic Investments at Ameritech International. Mr. Volz has over 30 years experience in finance, business development, planning and marketing in U.S. and international communications markets. He has served as Treasurer and board member of MagyarCom, the Ameritech and Deutsche Telecom holding company formed as a result of the acquisition of Matav (now Magyar Telekom). In addition to being a CPA, Mr. Volz holds an MBA from the Kellogg School of Management and a B.S.I.E from the University of Illinois.

“I am thrilled to have a world class CFO of Ken’s caliber to join our WVT Communications team,” said Duane W. Albro, President and CEO. “It is a clear sign of Ken’s confidence in our growth strategy, and he adds a great dimension of continuity to our plans.”

Contact:	Warwick Valley Telephone Co. Duane W. Albro President & Chief Executive Officer (845) 986-2100